EXHIBIT 99.2




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Full year 2017

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2017.

Before focusing on our financials, I'd like to talk about our recovery from the fire, our product lines and what we think might occur over the next several quarters.

The fire at Taber was unfortunate, however, we have received a total of $5.7 million Canadian from our insurance and may receive additional funds in 2018 after all details of the equipment we lost have been reviewed by our insurer. The Heatsavr(TM) liquid pool cover is back in production to serve our worldwide customer base. The property is ready for construction but, because the bids to rebuild were unreasonably high, we bought an existing building. The new building, just blocks from the old one, now houses our Heatsavr inventory and accounting activities. The property where the fire took place will be sold when a reasonable offer is received.

The NanoChem division, NCS, represents most of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also reduces fertilizer run-off. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization.

TPA in agriculture has a strong economic value for all links in the sales to end user chain. There are good profits from manufacturer through the distribution system to the grower, yet the grower still earns a great profit from the extra crops produced using the same land but no extra fertilizer. A new trial on field tomatoes in Florida has just been completed. The total yield increase from 3 pickings is 6% which represents several hundred dollars per acre in new revenue for the farmer at a cost of only $20 per acre for the TPA used.

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TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but, can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. The scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well respected.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward nitrogen loss through leaching and evaporation. Each of our nitrogen products are equal to, or better than, the competing products and we have very compelling pricing.

NCS  Nitrogen  conservation  products  utilize  more  environmentally   friendly
solvents than the traditional versions.

Watersavr(TM): We are continuing our efforts in the USA, Turkey, Africa, Chile, Brazil, parts of East-Asia and Australia.

We like to illustrate the potential of WaterSavr(TM): using it on the Salton Sea for 6 months a year would save 320,000 acre feet of water per year. This is more than 100 billion gallons. It's not just the water; WaterSavr(TM) can have huge effects on city water budgets. Delivered water costs now exceed $1000 per acre foot in many California cities and the total cost of saving an acre foot using WaterSavr(TM) is less than $200. WaterSavr(TM) can reduce annual losses from reservoirs by up to 2 feet per treated acre.

The City of San Diego has finished the extra research they decided to do after our very successful trial together, which we reported last year. The results re-confirm that WaterSavr(TM) does not change water quality. This was already known from research done by the South Nevada Water Authority and published in the world renowned "AWWA Journal" several years ago. Regrettably, some individuals inside the San Diego water bureaucracy still refuse to issue the PO we were promised in February 2017. Every year that the City of San Diego does not use Watersavr(TM) the City is wasting 12 - 14 million dollars of taxpayer funds. We found out a month ago that the SD employee, Isam Hireish, who told us he had reported the WaterSavr(TM) success to his senior management, did not do so. We are finding a way to go above Mr. Hireish to see if the City wants to save water and money.

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Q1 and the rest of 2018

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use have peak uptake in Q1. We expected Q4 increases in uptake compared to the year earlier quarter, however, production and truck availability at the end of Q4 pushed several orders into Q1 2018. As a result, Q1 2018 agriculture sales look strong based on 2 months of data.

WaterSavr(TM) did not finish the year as well as it started. After a good sale to Mauritius in Q1 2017 and an order from Brazil soon after, there were no further sales of any significance. In addition to the misbehavior in San Diego, the purchase order from Turkey we reported last fall was not paid for so it did not ship. We are looking for an alternate distributor since we believe the Turkish water authorities are in favor of using the technology. We get a constant stream of inquiries about Watersavr(TM) and continue to believe that the product line is worth supporting.

We hope that full year 2018 revenue will increase significantly compared to 2017. We would also expect that profits and operating cash flow will continue to increase provided that the cost of raw materials don't increase more quickly than we can move our pricing upward. The accounting effects of the fire will distort the numbers unpredictably and the usual warning applies - that we can't control customer behavior, shipping dates, weather, crop pricing, oil platform maintenance and the other variables of our business, so quarterly results will be unlikely to form a straight line on a graph.

Highlights of the financial results:

Sales for the year decreased 5% to $15.5 million, compared with $16.25 million for FY 2016. The result is a gain of $1.75 million or $0.15 per share in the 2017 period, compared to a gain of $1.76 million or $0.16 per share, in 2016. The major factors that reduced profits were reduced sales and increases in raw material costs. Over several more quarters, the fire accounting will have unusual and unpredictable effects on our financials. The amounts should be less and less over time. We are working to increase our pricing to customers so that the selling prices reflect the higher raw material costs we must pay. This will proceed over the remainder of 2018.

Working capital is excellent, including substantial cash on hand as well as a line of credit with Harris Bank of Chicago. We are confident that we can execute our growth plans with our existing capital.

The insurance recovery and site remediation costs from the Taber fire have had a large effect on our results in 2017 as well as 2016. Additional recoveries, tax adjustments, depreciation on the new building and the amounts received already will affect our GAAP financials until at least Q2 2019 - the period allowed by Canadian tax law before a final tax occurs on any profits from an insured event. It is highly probable that our deferred tax asset [see balance sheet] will offset any tax owing on the insurance recovery.

The text of this speech will be available on our website by Wednesday, April 4th
and   email   or  fax   copies   can  be   requested   from   Jason   Bloom   at
Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.